As filed with the Securities and Exchange Commission on February 17, 2005

Registration No. 333–

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ROYAL GOLD, INC.

(Exact name of registrant as specified in its charter)

Delaware	84-0835164
(State or other jurisdiction	(I.R.S. Employer Identification No.)
of incorporation or organization)

1660 Wynkoop Street, Suite 1000
Denver, CO	80202
(Address of Principal Executive Offices)	(Zip Code)

Royal Gold, Inc. 2004 Omnibus Long-Term Incentive Plan

(Full title of the plan)

Karen Gross
Vice President and Corporate Secretary	Paul Hilton
Royal Gold, Inc.	Hogan & Hartson L.L.P.
1660 Wynkoop Street, Suite 1000	1200 Seventeenth Street, Suite 1500
Denver, CO	Denver, CO 80202
(303) 573-1660	(303) 899-7300
(Name, address and telephone number of agent for service)

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
Title of securities	Amount to be	maximum offering	maximum aggregate	Amount of
to be registered	registered	price per share (1)	offering price (2)	registration fee
Common stock, par value $0.01	764,000	$16.14(a)	$12,330,960	$1,451.35
	136,000	$17.38(b)	$2,363,680	$278.21
				$1,729.56

(1)	Estimated pursuant to Rule 457(h) and Rule 457(c) under the Securities Act solely for purposes of calculating the amount of the registration fee, based upon (a) the average of the high and low prices reported in the consolidated reporting system on February 10, 2005, and (b) the exercise price of $17.38 per share of the 136,000 shares issuable upon exercise of options.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     Item 1. Plan Information.*

     Item 2. Registrant Information and Employee Plan Annual Information.*

* The documents containing the information specified in Part I will be sent or given to participants in the Royal Gold, Inc. 2004 Omnibus Long-Term Incentive Plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). According to the Note to Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this registration statement, taken together, constitute the prospectus as required by Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

     Item 3. Incorporation of Documents by Reference.

     The following documents that have been filed by Royal Gold, Inc. (the “Company” or the “Registrant”) with the Commission are hereby incorporated herein by reference:

     (a) the Registrant’s Annual Report on Form 10-K for its fiscal year ended June 30, 2004.

     (b) all other reports of the Registrant filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the, “Exchange Act”), since the end of the fiscal year covered by the Registrant’s Annual Report on Form 10-K for its fiscal year ended June 30, 2004; and

     (c) the description of the Registrant’s common stock contained in its Registration Statement on Form S-1 (Registration No. 2-84642).

     All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents.

     In addition, any statement contained in a document incorporated or deemed to be incorporated by reference into this Registration Statement will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or any other subsequently filed document which also is or is deemed to be incorporated into this Registration Statement modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

     Item 4. Description of Securities.

     Not applicable. (The common stock is registered under Section 12 of the Exchange Act.)

     Item 5. Interests of Named Experts and Counsel.

     Not applicable.

     Item 6. Indemnification of Directors and Officers.

     Article TENTH of the Registrant’s Restated Certificate of Incorporation, as amended (the “Certificate”), and Article VI of the Registrant’s amended and restated bylaws confer indemnification or similar rights on the Registrant’s officers and directors.

     Section 102 of the Delaware General Corporation Law (the “Delaware Law”) allows a corporation to eliminate the personal liability of a director of a corporation to the corporation or to any of its stockholders for monetary damage for a breach of his fiduciary duty as a director, except in the case where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware Law or obtained an improper personal benefit. Article TENTH of the Registrant’s Certificate eliminates directors’ personal liability in accordance with such Section 102 of the Delaware Law.

     Section 145 of the Delaware Law authorizes corporations to indemnify directors and officers against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement reasonably incurred in connection with civil, criminal, administrative, or investigative actions, suits or proceedings to which such persons are parties or threatened to be made parties by reason of their corporate position (other than actions by or in the right of the corporation to procure a judgment in its favor — so called “derivative suits”) if such persons acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. With respect to derivative suits, Section 145 prescribes a similar standard of care but limits the available indemnification to expenses (including attorneys’ fees) reasonably incurred in connection with the defense or settlement of such action or suit and further provides that if the derivative suit results in a judgment that the person seeking indemnification is liable to the corporation, no such indemnification is to be made without court approval. Section 145(f) of the Delaware Law also specifically permits corporations to provide their officers, directors, employees and agents with indemnification and advancement of expenses in addition to those specifically required and/or permitted to be provided pursuant to other provisions of Section 145.

     Under the provisions of the Registrant’s bylaws, each person who is threatened to be made a party to any threatened, pending or completed action, suit or other proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was a director or officer of the Registrant, or is or was serving at the request of the Registrant for another entity, shall be indemnified to the full extent permitted by Delaware Law against all expenses (including attorneys’ fees), judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement actually and reasonably incurred by such person in connection with such proceeding, including to the maximum extent permitted under Delaware Law any proceeding by or in the right of the Registrant. The rights to indemnification conferred pursuant to the bylaws are contract rights and include the right to receive payment for reasonable expenses of defending a proceeding prior to its final disposition, provided that such advance payment shall be made only upon receipt by the Registrant of an undertaking to the effect that all amounts so advanced will be repaid if it is ultimately found that the party who received such amounts is not entitled to be indemnified. The effect of providing that the indemnification rights are contract rights is to permit indemnified individuals to enforce such provisions directly against the Registrant. In addition, the bylaws authorize the Registrant to provide other permissible indemnification, and the Registrant has indemnification agreements in place with all of its officers and directors. Finally, the bylaws provide that the Registrant may maintain insurance to protect itself and any of its officers, directors, employees or agents, in such amounts as the board of the Registrant may deem appropriate, against any expense, liability or loss, even if the Registrant would not have the power to indemnify such person against such expense, liability or loss under the Delaware Law. The Registrant currently maintains Director & Officer insurance to cover against liabilities incurred by directors and officers of the Registrant acting in their capacity as such.

     Item 7. Exemption From Registration Claimed.

     Not applicable.

     Item 8. Exhibits.

     A list of exhibits filed with this Registration Statement is set forth in the Exhibit Index and is incorporated herein by reference.

     Item 9. Undertakings.

     (a) The Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than for the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

          Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado on the 17th day of February, 2005.

ROYAL GOLD, INC.

By:	/s/ KAREN GROSS

Karen Gross
Vice President and Corporate Secretary

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Karen Gross and Stanley Dempsey, jointly and severally, each in his own capacity, his true and lawful attorneys-in-fact, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, with full power and authority to do so and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons as of February 17, 2005 in the capacities indicated.

Signature	Title	Date
/s/ Stanley Dempsey	Director, Chairman and Chief	February 17, 2005
Executive Officer
Stanley Dempsey

/s/ Tony Jensen	Director, President and Chief	February 17, 2005
Operating Officer
Tony Jensen

/s/ Stefan Wenger	Treasurer, Chief Accounting Officer	February 17, 2005

Stefan Wenger

/s/ John W. Goth	Director	February 17, 2005

John W. Goth

/s/ Merritt E. Marcus	Director	February 17, 2005

Merritt E. Marcus

Signature	Title	Date
/s/ James W. Stuckert	Director	February 17, 2005

James W. Stuckert

/s/ S. Oden Howell, Jr.	Director	February 17, 2005

S. Oden Howell, Jr.

/s/ Edwin W. Peiker, Jr.	Director	February 17, 2005

Edwin W. Peiker, Jr.

/s/ Donald Worth	Director	February 17, 2005

Donald Worth

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
4	Royal Gold, Inc. 2004 Omnibus Long-Term Incentive Plan (filed as Annex C to Royal Gold, Inc.’s Proxy Statement on Form DEF 14A (Commission File No. 001-13357) filed October 7, 2004 and incorporated herein by reference).

5	Legal Opinion of Hogan & Hartson L.L.P. with respect to the validity of the common stock registered hereby.

23	Consent of Independent Registered Public Accounting Firm

23.1	Consent of Hogan & Hartson L.L.P. (contained in its opinion filed as Exhibit 5)

24	Power of Attorney (included on the signature page to this registration statement)